Exhibit 15.4

ENFORCEMENT DECREE OF THE TELECOMMUNICATIONS BUSINESS ACT

Wholly Amended by Presidential Decree    No. 13558,    Dec. 31, 1991

Amended by Presidential Decree    No. 13935,    Jul. 23, 1993

Presidential Decree	No. 14572,	Apr. 6, 1995

Presidential Decree	No. 15283,	Feb. 22, 1997

Presidential Decree	No. 15328,	Mar. 31, 1997

Presidential Decree	No. 15579,	Dec. 31, 1997

Presidential Decree	No. 16186,	Mar. 17, 1999

Presidential Decree	No. 16424,	Jun. 30, 1999

Presidential Decree	No. 16751,	Mar. 13, 2000

Presidential Decree	No. 16774,	Apr. 1, 2000

Presidential Decree	No. 17237,	Jun. 12, 2001

Presidential Decree	No. 18006,	Jun. 23, 2003

Presidential Decree	No. 18223,	Jan. 13, 2004

Presidential Decree	No. 18309,	Mar. 9, 2004

Presidential Decree	No. 18388,	May. 10, 2004

Amended in part Presidential Decree No. 19934, March 16, 2007. Entered into force on June 17, 2006.

Article 1 (Purpose)

The purpose of this Decree is to provide for matters delegated under the Telecommunications Business Act (hereinafter referred to as the “Act”) and matters necessary for its enforcement. <Amended Sep. 22, 2006>

Article 2 (Definition)

The terms in this Decree shall be the same as defined in the Act.

Article 2-2 (Contents of Universal Service)

(1) The contents of universal services as prescribed in Article 3-2 (4) of the Act shall be as follows: <Amended by Presidential Decree No. 17237, Jun. 12, 2001>

1. Wire telephone services;

2. Telephone services for emergency communications; and

3. Telephone services whose fees are reduced or exempted for the handicapped and the low income class.

(2) The detailed contents of universal services under paragraph (1) shall be prescribed by the Ordinance of the Ministry of Information and Communication.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-3 (Designation of Telecommunications Business Operator who Provides Universal Services)

(1) For the purpose of the efficient and stabilized provision of universal services, the Minister of Information and Communication may designate a telecommunications business operator who provides universal services (hereinafter referred to as a “business operator providing universal services”) in consideration of the scale, quality and level of fees of universal services and the technical capacity of a telecommunications business operator.

(2) If the Minister of Information and Communication intends to designate a business operator providing universal services under paragraph (1), the Information and Communications Policy Deliberation Council as prescribed in Article 44-2 of the Framework Act on Telecommunications shall deliberate thereon. <Amended Sep. 22, 2006>

(3) A telecommunications business operator who is designated as a business operator providing universal services under paragraph (1) shall submit, to the Minister of Information and Communication every year not later than the end of the year preceding the provision of relevant services, a written plan for provision of universal services which includes the method of, and the expenses for, providing the relevant services.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-4 (Replenishment of Losses Incurred from Provision of Universal Services)

(1) The Minister of Information and Communication may have the telecommunications business operators, who are not business operators providing universal services, bear the fund for replenishing whole or part of the losses incurred from a provision of universal services by business operators providing universal services (hereinafter referred to as the “money to replenish losses from universal services”) in proportion to their turnovers. In this case, the Minister of Information and Communication may have a telecommunications business operator, who provides a key communications service which is subject to an authorization for its standardized use contract under the proviso of Article 29 (1) of the Act, bear an amount weighted within the scope of 10/100 of the bearing rate in proportion to turnover taking into account the size of business, ratio of market share, capability to bear, etc. <Amended by Presidential Decree No. 18223, Jan. 13, 2004>

(2) A business operator providing universal services, who intends to receive the money to replenish losses from universal services, shall submit a report on the actual results of a provision of universal services, which is prepared to include expenses for and incomes and losses from the provision thereof, to the Minister of Information and Communication within three months after the expiration of the relevant fiscal year.

(3) The Minister of Information and Communication may, if deemed necessary for the verification of the report on actual results of a provision of universal services under paragraph (2), request a specialized institution to examine it.

(4) Matters necessary for computing method, criteria to bear, weighted bearing and coordination of the money to replenish losses from universal services shall be prescribed by the Ordinance of the Ministry of Information and Communication. <Amended by Presidential Decree No. 18223, Jan. 13, 2004>

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-5 (Application for License, etc.)

(1) A person who intends to obtain a license under Article 5 (1) of the Act may make an application in the name of the representative of a juristic person, or of the name of representative of the stockholders, etc. of a juristic person to be established.

(2) If the Minister of Information and Communication intends to give a public notice under Article 5 (4) of the Act, the subject matters shall be deliberated in advance by the Information and Communications Policy Deliberation Council as stipulated in Article 44-2 of the Framework Act on Telecommunications: Provided, That this shall not apply to the license on the minor business as provided for in proviso of Article 5 (2) of the Act. <Amended by Presidential Decree No. 15283, Feb. 22, 1997, Sep. 22, 2006>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 3 (Examination Criteria etc. for Public Interest Nature)

(1) The term “public interests as prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-3 (1) of the Act means the maintenance of national security and public peace and order.

(2) The term “important management matters prescribed by the Presidential Decree” in Article 6-3 (1) 3 of the Act means the matters falling under each of the following subparagraphs:

1. Appointment and dismissal of the representative director of a key communications business, or appointment and dismissal of more than one third of the executives;

2. Transfer and takeover of a key communications business; and

3. Entrance by a key communications business operator into a new key communications business.

(3) The term “case prescribed by the Presidential Decree” in Article 63 (1) 4 of the

Act means the case where a de facto change is made in the management right of a key communications business operator by an agreement of stockholders who are not the biggest stockholder of a key communications business operator to jointly exercise voting rights.

[This Article Wholly Amended by Presidential Decree No. 18388, May 10, 2004]

Article 4 (Composition etc. of Public Interest Nature Examination Committee)

(1) The term “related central administrative agencies prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-4 (2) of the Act means the agencies falling under each of the following subparagraphs:

1. The Ministry of Finance and Economy;

2. The Ministry of Foreign Affairs and Trade;

3. The Ministry of Justice;

4. The Ministry of National Defense;

5. The Ministry of Government Administration and Home Affairs; and

6. The Ministry of Commerce, Industry and Energy.

(2) The term of office of the members shall be two years and the consecutive appointment may be permitted: Provided, That the term of office of the members who are public officials shall be the period of service in their positions.

[This Article Newly Inserted by Presidential Decree No. 18388, May 10, 2004]

Article 4-2 (Operation etc. of Public Interest Nature Examination Committee)

(1) The chairman of the Public Interest Nature Examination Committee (hereinafter referred to as the “Committee”) shall represent the Committee and exercise the overall control of its affairs.

(2) If the Chairman is unable to perform his duties due to inevitable reasons, a member as previously nominated by the Chairman shall act on his behalf.

(3) The Chairman shall convene and preside over a meeting of the Committee.

(4) The deliberation of a meeting of the Committee shall start by the attendance of a majority of all incumbent members, and its resolution shall require the consent of a majority of those present.

(5) The Committee shall have one secretary general in order to deal with its affairs, but the secretary general shall be nominated by the Chairman from among the public officials belonging to the Ministry of Information and Communications.

(6) Except as provided in this Decree, the matters necessary for an operation of the Committee shall be determined by the Chairman by going through a resolution of the Committee.

[This Article Newly Inserted by Presidential Decree No. 18388, May 10, 2004]

Article 4-3 (Imposition and Payment etc. of Charge for Compelling Execution)

(1) When the Minister of Information and Communications determines the amount of charges for compelling execution as referred to in Article 7-2 of the Act, he shall take account of the reasons for failing to comply with the corrective orders and the scale of benefits etc. to be gained by failing to comply with the corrective orders.

(2) The date of complying with corrective orders as referred to in Article 7-2 (2) of the Act shall be based on the classifications falling under each of the following subparagraphs:

1. Date of delivering stocks in the case of disposal of stocks;

2. Date of concluding a contract in the case of changes in the details of contract; and

3. Date of suspending the relevant acts in the case of suspending the acts impeding public benefits.

(3) Where the Minister of Information and Communications intends to impose the charges for compelling execution as referred to in Article 7-2 of the Act, he shall make a notification in writing that clarifies the amount of charges for compelling execution per day, reasons for imposition, payment term and receiving agency, methods of raising objections, and agencies whereto objections are raised etc.

(4) Any person who has been notified as referred to in paragraph (3) shall pay the charges for compelling execution within 30 days from the date of receiving the notice: Provided, That when he is unable to pay the charges for compelling execution within the said period due to the natural disaster and other inevitable causes, he shall pay it within 30 days from the day on which the said causes have disappeared.

(5) When the Minister of Information and Communications collects the charges for compelling execution, if the execution of corrective orders has not been made even after 90 days elapsed from the date of completing the period as set by the corrective orders, he may collect the charges for compelling execution on the basis of the date on which each 90 days elapse by reckoning from the said completing date.

(6) Provisions of Article 13-4 shall apply mutatis mutandis to the reminder of charges for compelling execution.

[This Article Newly Inserted by Presidential Decree No. 18388, May 10, 2004]

Article 5 (Business Excluded from Approval for Concurrent Operation)

The term “business as prescribed by the Presidential Decree” referred to in the proviso of Article 11 (1) of the Act means the business except for those falling under any of the following subparagraphs <Amended Sep. 22, 2006>:

1. Business to manufacture the telecommunications equipments;

2. Information and communications work business under subparagraph 3 of Article 2 of the Information and Communications Work Business Act (excluding the business to improve or integrate the telecommunications networks); and

3. Service business under subparagraph 6 of Article 2 of the Information and Communications Work Business Act (excluding the business to improve or integrate the telecommunications networks).

[This Article Wholly Amended by Presidential Decree No. 17237, Jun. 12, 2001]

Article 6 Deleted. <by Presidential Decree No. 16186, Mar. 17, 1999>

Article 7 Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Articles 8 through 8-4 Deleted. <by Presidential Decree No. 16186, Mar. 17, 1999>

Article 9 (Report, etc. of Value-Added Communications Business Operator)

(1) A person who intends to make a report of a value-added communications business under the text of Article 21 of the Act shall submit, to the Minister of Information and Communication, a telecommunications business report as determined by the Ordinance of Ministry of Information and Communication.

Deleted <Sep. 22, 2006>

[This Article Wholly Amended by Presidential Decree No. 14572, Apr. 6, 1995]

Article 10 (Services Subject to Reduction and Exemption of Fees)

Telecommunications services subject to the reduction and exemption of fees under Article 32 of the Act shall be as follows: <Amended by Presidential Decree No. 14572, Apr. 6, 1995, Sep. 22, 2006>

1. Telecommunications services for the communications concerning the rescue of human lives and properties in danger, and the rescue from disasters or for the communications by the victims of disasters;

2. Telecommunications services for the whole or part of exclusive line communications used by such agencies, in case where the exclusive line communications of agencies which are fully responsible for military, public order and national security, and a part of self-communications network of the State, local governments or government-invested institutions are integrated into the telecommunications net-work of a key communications business;

3. Telecommunications services for the communications required for military operations in wartime;

4. Telecommunications services for the newspapers under the Registration, etc. of Periodicals Act, and for communication for news reports by the broadcasting stations under the Broadcasting Act;

5. Telecommunications services for a communication which is required for facilitating the use, and for diffusing the distribution, of information communications;

6. Telecommunications services for a communication by those who are in need of the protection for the improvement of social welfare;

7. Telecommunications services for a communication which is required for the promotion of interchange and cooperation between North and South Korea; and

8. Telecommunications services for a communication which is specially required for the operation of postal and telegraphic services.

Article 10-2 Deleted. <by Presidential Decree No. 18006, Jun. 23, 2003>

Article 10-3 (Provision of Transmission or Line Facilities, etc.)

A CATV broadcasting business operator, a signal transmission network business operator, or a CATV relay broadcasting business operator under the Broadcasting Act may, pursuant to Article 32-4 (1) of the Act, provide the transmission or line facilities or the CATV broadcasting facilities (hereinafter referred to as the “transmission or line facilities, etc.”) to the key communications business operator in a manner falling under one of the following subparagraphs <Amended. Sep. 22, 2006>:

1. Sale or lease of transmission or line facilities, etc.;

2. Commissioned performance of the communications or exchange operations, etc. by making use of transmission or line facilities, etc.; and

3. Manners corresponding to subparagraphs 1 and 2, which are determined by a consultation between a CATV broadcasting business operator, a signal transmission network business operator, or a CATV relay broadcasting business operator.

[This Article Wholly Amended by Presidential Decree No. 17237, Jun. 12, 2001]

Article 10-4 Deleted < Sep. 22, 2006>

Article 10-5 (Types and Standards of Prohibited Acts)

(1) The types and standards of the prohibited acts under Article 36-3 (3) of the Act shall be the same as the attached Table 1.

(2) The Minister of Information and Communication may, if he deems it necessary to apply to specific telecommunications fields or specific prohibition acts, determine detailed standards for the types and standards of the prohibited acts under the provisions of paragraph (1) and publicly announce them.

[This Article Newly Inserted by Presidential Decree No. 18309, Mar. 9, 2004]

Article 11 (Investigation of Facts)

A public official who intends to enter and investigate an office and business place of a telecommunications business operator or a business place of a person who is entrusted with the affairs of a telecommunications business operator pursuant to Article 36-4 (2) of the Act, shall have any parties concerned of the relevant office or business place be present at the investigation. <Amended by Presidential Decree No. 16186, Mar. 17, 1999, Sep. 22, 2006>

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 12 (Measures, etc. on Prohibited Acts)

The term “other matters necessary for the implementation of provisions under paragraph 1 or 9 as prescribed by the Presidential Decree” in paragraph 10 of Article 37 (1) of the Act refers to: <Amended by Presidential Decree No. 15283, Feb. 22, 1997; Presidential Decree No. 17237, Jun. 12, 2001; Presidential Decree No. 18006, Jun. 23, 2003, Sep. 22, 2006, Mar. 16, 2007>

1. Submission of implementation plan for the provisions under Article 37-1(1) or 37-1(9);

2. Report on the results on the implementation of provisions under Article 37-1(1) or 37-1(9); and

3. Deletion. <Mar. 16, 2007>

Article 12-2 (Period of Implementing Orders to Take Corrective Measures)

The period in which the telecommunications business operators shall implement the corrective orders by the Communications Committee pursuant to Article 37 (2) of the Act, shall be the same as the attached Table 1-2. <Amended by Presidential Decree No. 18309, Mar. 9, 2004>

[This Article Newly Inserted by Presidential Decree No. 18006, Jun. 23, 2003]

Article 13 (Offenses Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)

(1) The classifications of offenses subject to the imposition of a penalty surcharge under Article 37-2 (2) of the Act and the upper limit of the penalty surcharge and standards for the imposition of such penalty surcharge on such offences shall be the same as the attached Table 2. <Amended by Presidential Decree No. 18006, Jun. 23, 2003, Mar. 16, 2007>

(2) In determining the amount of a penalty surcharge under paragraph (1), the Communications Committee shall take the following reasons into consideration: <Amended by Presidential Decree No. 16774, Apr. 1, 2000; Presidential Decree No. 18006, Jun. 23, 2003>

1. Contents and levels of the offenses;

2. Period and frequency of the offenses;

3. Scale of any profits acquired by the offenses; and

4. Amount of sales of telecommunications services relating to the prohibited act of a business operator who has committed a violation.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-2 (Computation Methods of Penalty Surcharge)

(1) The term “turnover as prescribed by the Presidential Decree” in the text of Article 37-2 (1) of the Act means the average annual turnover for three preceding business years of the telecommunications services related to the prohibited acts of the relevant telecommunications business operator: Provided, That if three years have not elapsed since the commencement of business as of the first day of the relevant business year, it shall mean the amount of converting the turnover till the end of preceding business year since the commencement of the said business into the average annual turnover, and if the business is commenced in the said business year, it shall mean the amount of converting the turnover from the commencement of business to the date of offense into the average annual turnover.

(2) The term “where there is no turnover or it is difficult to calculate the turnover as prescribed by the Presidential Decree” in the proviso of Article 37-2 (1) of the Act means any of the following subparagraphs:

1. Where there is no actual business result due to a non-commencement of business or a suspension thereof, etc.;

2. Where a telecommunications business operator refuses a submission of the data for turnover computation, or submits the false data; and

3. Where it is difficult to make an objective computation of turnovers.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-3 (Imposition and Payment of Penalty Surcharge)

(1) The Communications Committee shall, in case where it intends to impose a penalty surcharge under Article 37-2 of the Act, notify a person subject to an imposition of penalty surcharge, after investigating and confirming the relevant offense, of the payment thereof, by clarifying in writing the fact of offense, the amount of imposition, the method of objection and its period. <Amended by Presidential Decree No. 18006, Jun. 23, 2003>

(2) A person in receipt of a notification under paragraph (1) shall pay it to a postal agency within twenty days from the date of receiving such a notification: Provided, That if he is unable to pay a penalty surcharge within the relevant period due to a natural disaster or other inevitable reasons, he shall pay it within seven days from the date when the said reasons have disappeared.

(3) A postal agency in receipt of a payment of penalty surcharge under paragraph (2), shall deliver a receipt to a person who has paid it.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-4 (Demand for Penalty Surcharge Payment)

(1) A demand under Article 37-2 (4) of the Act shall be made in writing within 7 days from the date on which the payment deadline elapsed.

(2) Where a demand note is issued under paragraph (1), a deadline for payment of any penalty surcharge in arrear shall be within 10 days from the date on which such demand note is issued.

[This Article Wholly Amended by Presidential Decree No. 16774, Apr. 1, 2000]

Article 14 Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 15 (Reduction and Exemption of Expenses for Moving)

(1) Expenses necessary for a moving of telecommunications facilities or a removal of other obstacles may be reduced or exempted by the key communications business operator under the proviso of Article 51(3) of the Act in the cases of the following subparagraphs:

1. Where the plan for a moving of relevant telecommunications facilities or a removal of other obstacles has already been fixed;

2. Where a moving of relevant telecommunications facilities or a removal of other obstacles is beneficial to other telecommunications facilities; and

3. Where the telecommunications facilities in the private land inflict a significant impediment to the use of relevant land.

(2) Apart from the cases under paragraph (1), if the State or the local government requests a moving of telecommunications facilities or a removal of other obstacles, the expenses necessary for a moving and other measures for a removal of obstacles may be reduced or exempted in consultation with the relevant requester.

Article 15-2 (Request for Orders to Suspend Dealings with Illegal Communications)

(1) When the head of related central administrative agency intends to request the Minister of Information and Communication, under the proviso of Article 53 (2) of the Act, to issue an order to get the telecommunications business operators to refuse, suspend or restrict any dealing with the telecommunications under Article 53 (1) 7 through 9 of the Act, he shall submit to the said Minister the evidential articles and related data together with the documents indicating the matters falling under any of the following subparagraphs:

1. Purport of such request and reasons therefor;

2. Related Acts and subordinate statutes, and the details of violations;

3. List of relevant information, and its provider; and

4. Title or name, and where to make contact, such as the address, telephone number, e-mail address, etc. of the telecommunications business operator or relevant user.

(2) When the Minister of Information and Communication has found any defects in the documents, etc. submitted under paragraph (1), he may request the head of related central administrative agency to make supplements thereto within 3 days from the date of receiving them. In this case, he shall grant the period of making supplements not less than 5 days.

(3) If the supplementary documents fail to arrive even after a lapse of 7 days from the expiration of a period of making supplements under paragraph (2), the Minister of Information and Communication may return the relevant documents, etc. to the head of related central administrative agency.

[This Article Newly Inserted by Presidential Decree No. 18006, Jun. 23, 2003]

Article 16 (Causes for Exemption from Presenting Opinions)

The term “cases prescribed by the Presidential Decree” in Article 53 (3) 2 of the Act means the cases falling under any of the following subparagraphs:

1. Where the user of relevant telecommunication is unknown (limited to the case where the user presents his opinions);

2. Where it is judged that there exist concerns over giving rise to the acts of significantly harming the public interests, since the details of orders are known in advance through providing an opportunity to hear the opinions; and

3. Where it is judged that any hearing under the orders becomes unnecessary, since the facts constituting the preconditions for an order have been objectively verified by an adjudication, etc. of the court.

[This Article Newly Inserted by Presidential Decree No. 18006, Jun. 23, 2003]

Article 16-2 (Organization of Information Communication Ethics Committee, etc.)

(1) The Chairman of the Information Communication Ethics Committee (hereinafter referred to as the “Committee”) under Article 53-2 of the Act shall be elected by mutual vote among the members of the Committee. <Amended by Presidential Decree No. 18006, Jun. 23, 2003>

(2) The Chairman shall represent the Committee, assume overall control of the business of the Committee, convene the Committee, and preside over the Committee.

(3) The term of office of the members shall be two years and a consecutive appointment may be allowed. <Newly Inserted by Presidential Decree No. 18006, Jun. 23, 2003>

(4) The Committee shall deliberate on the matters of each of the following subparagraphs: <Amended by Presidential Decree No. 15579, Dec. 31, 1997; Presidential Decree No. 18006, Jun. 23, 2003>

1. Basic principles concerning the ethics of information and communication;

1-2. Matters on the illegal communications under Article 53 of the Act;

2. Deliberation on the information under Article 16-3, and request for correction thereof;

3. Matters on the settlement of users’ discontents related to the restriction on the use of information under Article 16-3;

4. Plans for ensuring the soundness of information circulated by using telecommunications lines;

5. Formulation and amendment of the Committee’s regulations;

6. Formulation and amendment of the regulations on a deliberation on information and communication ethics;

7. Business plans, budget and settlement of accounts of the Committee;

8. Matters determined as the items for deliberation at the Committee pursuant to other Acts and subordinate statutes; and

9. Other matters referred by the Chairman.

(5) The Committee may establish specialized committees by field in order to efficiently carry out the deliberation on the matters listed in any subparagraphs of paragraph (4). <Amended by Presidential Decree No. 15579, Dec. 31, 1997; Presidential Decree No. 18006, Jun. 23, 2003>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 16-3 (Scope of Information Subject to Deliberation)

(1) The term “information as prescribed by the Presidential Decree” in Article 53-2 (4) 2 of the Act means other information transmitted through telecommunications services provided by a telecommunications business operator than any of the followings:

1. Information provided by the State, local governments or public organizations; and

2. Information subject to a deliberation pursuant to other Acts and subordinate statutes.

(2) Notwithstanding the provisions of paragraph (1), the Committee may deliberate on the information as deemed necessary to restrain the illegal communications under Article 53 (1) of the Act and the telecommunications harmful to the youth from among those provided by the public organizations under paragraph (1) 1 and those falling under subparagraph 2 of the same paragraph. <Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997; Presidential Decree No. 18006, Jun. 23, 2003>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 16-4 (Request, etc. for Corrections)

(1) The Committee may deliberate on the information pursuant to Article 53-2 (4) 2 of the Act, and request the telecommunications business operator to make corrections falling under any of the following subparagraphs:

1. Warning against the users;

2. Deletion of the relevant information; and

3. Suspension and termination of any uses by the users.

(2) When the Committee deliberates on the information pursuant to paragraph (1), it shall observe the regulations on a deliberation on information and communication ethics under Article 16-2 (4) 6.

(3) A telecommunications business operator in receipt of a request for corrections under paragraph (1) shall notify the results of relevant measures to the Committee.

(4) Where a telecommunications business operator fails to comply with a request for corrections under paragraph (1), and if the relevant information corresponds to the telecommunications falling under any subparagraph of Article 53 (1) of the Act, the Committee may request the Minister of Information and Communication to issue an order to get the telecommunications business operator to make the refusal, suspension or restriction on handling the said information.

(5) Where the Minister of Information and Communication has received a request under paragraph (4), and orders the telecommunications business operator to make the refusal, suspension or restriction on handling the relevant telecommunications, he may skip over going through a deliberation by the Committee under the main sentence of Article 53 (2) of the Act.

[This Article Wholly Amended by Presidential Decree No. 18006, Jun. 23, 2003]

Article 16-5 (Raising Objections, etc.)

(1) Any telecommunications business operator and relevant users subjected to a request for corrections under Article 16-4 (1) may raise an objection to the Committee within 30 days from the date of receiving the said request for corrections by submitting the documents indicating the matters falling under any of the following subparagraphs:

1. Title or name, address, telephone number, e-mail address of the person raising an objection;

2. Number of a document requesting the correction;

3. Causes for raising an objection;

4. Affixation of name and seal of the person raising an objection, or his signature; and

5. Other matters necessary for raising an objection.

(2) The Committee shall deliberate on the objection within 30 days from the date of raising an objection under paragraph (1).

(3) No objection shall be raised once more against the result of deliberations under paragraph (2).

[This Article Wholly Amended by Presidential Decree No. 18006, Jun. 23, 2003]

Article 16-6 (Secretariat of Information Communication Ethics Committee)

(1) Under the Committee, a Secretariat shall be established in order to assist the Committee in its affairs.

(2) There shall be one Secretary-General and the necessary personnel in the Secretariat, and the Secretary-General shall handle the relevant affairs under orders of the Chairman. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

(3) Organization, regular staff and operation of the Secretariat and other necessary matters shall be determined by rule of the Committee. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 16-7 (Report of Current Status of Supplying Communication Data)

A report of the current status of supplying communication data under Article 54 (6) of the Act shall be made within 30 days after the end of every half year.

[This Article Newly Inserted by Presidential Decree No. 16774, Apr. 1, 2000]

Article 17 (Restriction on and Suspension of Service)

(1) If the Minister of Information and Communication issues, under Article 55 of the Act, an order to restrict or suspend the whole or part of telecommunications services of the telecommunications business operators, he may allow the communications for performing the business falling under any of the following subparagraphs, in accordance with the scope and level of the relevant restriction or suspension: <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

1. First priority:

(a) National security;

(b) Military affairs and public security;

(c) Transmission of the civil defense alarm; and

(d) Electronic wave control;

2. Second priority:

(a) Disaster relief;

(b) Telecommunications, navigation safety, weather, fire fighting, electricity, gas, water service, transportation and the press;

(c) Affairs of the State and local government, except for those mentioned in items (a) and (b); and

(d) Affairs of the foreign diplomatic missions and the organizations of the United Nations in Korea;

3. Third priority:

(a) Affairs of the enterprises subject to resources control and the firms of defense industry; and

(b) Affairs of government-invested institutions, and medical institutions; and

4. Forth priority: Other matters than those in subparagraphs 1 through 3.

(2) The restriction or suspension on the telecommunication services under paragraph (1) shall be the least of those required for securing the important communications.

(3) A telecommunications business operator shall, in case where he restricts or suspends the whole or part of telecommunications services under paragraph (1), report the content thereof without delay to the Minister of Information and Communication. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

Article 18 Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 19 (Approval, etc. for International Telecommunications Services)

(1) The term “international telecommunications business as prescribed by the Presidential Decree” in Article 59 (2) of the Act means the services falling under any of the following subparagraphs: <Amended by Presidential Decree No. 16774, Apr. 1, 2000>

1. Installation and lease of a satellite for providing international telecommunications services; and

2. Transboundary provision of key communications services under Article 59-2 of the Act.

(2) A person who intends to obtain approval under Article 59 (2) of the Act shall submit the following documents to the Minister of Information and Communication: <Amended by Presidential Decree No. 16424, Jun. 30, 1999; Presidential Decree No. 16774, Apr. 1, 2000>

1. Duplicate copy of written agreement or contract;

2. Comparative table between new and old agreements or contracts (limited to the cases where an application for modified approval is filed); and

3. Document certifying the fact that the agreements or contracts have been abrogated (limited to the cases where an application for approval of abrogation is filed).

[This Article Wholly Amended by Presidential Decree No. 15283, Feb. 22, 1997]

Article 19-2 Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 20 (Methods for Computing Penalty Surcharges)

(1) The term “turnover calculated under the conditions as prescribed by the Presidential Decree” in the main sentence of Article 64 (1) of the Act means the annual average turnover for 3 business years immediately preceding of the telecommunications services by a relevant telecommunications business operator: Provided, That where 3 years have not elapsed since a start of business as of the first day of relevant business year, it means the amount converting the turnover, from a start of relevant business to the end of immediately preceding business year, into the annual average turnover; and where a business has been started in the relevant business year, it means the amount converting the turnover, from a starting date of business to the date of offenses, into the annual turnover.

(2) The term “where there exists no turnover or the computation of turnover is difficult, and where it is prescribed by the Presidential Decree” in the proviso of Article 64 (1) of the Act means the case falling under any of the following subparagraphs:

1. Where there exists no business record due to a failure of starting a business or a suspension of business, etc.;

2. Where a telecommunications business operator has refused a submission of the data for computing the turnover, or he has submitted the false data; and

3. Other cases where it is difficult to compute the amount of objective turnover.

[This Article Newly Inserted by Presidential Decree No. 18006, Jun. 23, 2003]

Article 21 (Offences Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)

(1) Classifications of offenses subject to the imposition of a penalty surcharge and the amount of a penalty surcharge under Article 64 (2) of the Act shall be stated in the attached Table 3. <Amended by Presidential Decree No. 16186, Mar. 17, 1999; Presidential Decree No. 18006, Jun. 23, 2003>

(2) When the Minister of Information and Communication determines the amount of penalty surcharge pursuant to the provisions of paragraph (1), he shall take account of the peculiarities in providing a service of telecommunications business, the level of offenses, and their frequency, etc. <Amended by Presidential Decree No. 18006, Jun. 23, 2003>

(3) The provisions of Articles 13-3 and 13-4 shall apply mutatis mutandis to the imposition, payment and demand of a penalty surcharge under Article 64 of the Act. <Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999; Presidential Decree No. 16774, Apr. 1, 2000>

Article 22 (Extension of Time Limit of Payment of Penalty Surcharge, and Payment in Installments Thereof)

(1) A person who intends to extend the time limit of payment of a penalty surcharge or pay it in installments under Article 64-2 of the Act, shall make an application to the Minister of Information and Communication along with the document certifying grounds of the extension of time limit of payment or the payment in installments not later than ten days prior to the relevant time limit of payment.

(2) The term “amount as prescribed by the Presidential Decree” in Article 64-2 (1) of the Act means the amount arrived at by multiplying a turnover under Article 13-2 by 1/100, or 300 million won.

(3) The extension of time limit of payment of a penalty surcharge under Article 64-2 of the Act shall not exceed one year from the day following the said time limit.

(4) In a case of making payment in installments under Article 64-2 of the Act, the intervals between a respective time limit of installment payment shall not exceed four months, and the frequency of installments shall not exceed three times.

(5) The Minister of Information and Communication may, if a person liable for a payment of penalty surcharge for whom the time limit of payment has been extended or the payment in installments has been permitted under Article 64-2 of the Act comes to fall under any of the following subparagraphs, revoke such extension of the time limit of payment or a decision of such payment in installments, and collect it in a lump sum:

1. Where he fails to pay a penalty surcharge for which the payment in installments has been decided, within the time limit of payment thereof;

2. Where he fails to implement an order necessary for a change of security or other security integrity, which is given by the Minister of Information and Communication; or

3. Where deemed that the whole or remainder of a penalty surcharge is uncollectable, such as the compulsory execution, commencement of auction, adjudication of bankruptcy, dissolution of a juristic person or dispositions on national or local taxes in arrears, etc.

[This Article Wholly Amended by Presidential Decree No. 16186, Mar. 17, 1999]

Article 23 (Classification and Appraisal, etc. of Securities)

The provisions of Articles 29 through 34 of the Framework Act on National Taxes, and of Articles 13 through 17 of its Enforcement Decree shall apply mutatis mutandis to the furnishing of security under Article 64-2 of the Act. <Amended. Sep. 22, 2006>

[This Article Wholly Amended by Presidential Decree No. 16186, Mar. 17, 1999]

Article 23-2 (Important Communications)

(1) The term “important communications” in Article 65 (2) 3 of the Act means:

1. Business telecommunications related to the national security, military affairs, public peace and order, civil defense alarm transmission and radio wave control;

2. Deleted; and <by Presidential Decree No. 16424, Jun. 30, 1999>

3. Other communications publicly notified by the Minister of Information and Communication in order to efficiently perform the State affairs.

(2) The Government may grant a subsidy for the expenses required for the construction and management of the important communications in order to secure the important communications under paragraph (1).

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 24 (Delegation of Authority)

The Minister of Industry and Communication shall delegate the authority falling under any of the following subparagraphs to the Commissioner of the competent Communications Office pursuant to Article 68 (1) of the Act:

1. Registration of specific communications business under Article 19 (1) of the Act;

2. Acceptance of a report on the value-added communications business under the text of Article 21 of the Act;

3. Acceptance of a modified registration for the specific communications business, and of a modified report for value-added communications business, under Article 22 of the Act;

4. Acceptance of a report on the transfer or takeover of a specific communications business or a value-added communications business, and on the merger or succession of a juristic person, under Article 25 of the Act;

5. Acceptance of a report on the suspension or discontinuation of a specific communications business or a value-added communications business, and on the dissolution of a juristic person under Article 27 of the Act;

6. Cancellation of a registration for a specific communications business, and an order for business suspension under Article 28 (1) of the Act;

7. Orders for a closedown and suspension of a value-added communications business under Article 28 (2) of the Act;

8. Permission for a felling or transplanting of the plants under the former part of Article 42 (3) of the Act;

9. Hearings on a disposition of cancelling a registration of a specific communications business, and on a disposition of closing down a value-added communications business, under subparagraph 2 of Article 63 of the Act;

10. Imposition and collection of a penalty surcharge under Article 64 of the Act (excluding the case of a key communications business operator);

11. Correction orders under Article 65 (1) of the Act (excluding the case of a key communications business operator); and

12. Imposition and collection of a fine for negligence under Article 78 of the Act (excluding the case of a key communications business operator).

[This Article Wholly Amended by Presidential Decree No. 16774, Apr. 1, 2000]

Article 25 (Fine for Negligence)

(1) The Minister of Information and Communication shall, where he imposes a fine for negligence under Article 78 (2) of the Act, specify in writing the fact of violation, method of objection, objection period, etc., after investigating and confirming the relevant offence, and give notice to pay the said fine to the person subject to a disposition of a fine for negligence. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(2) The Minister of Information and Communication shall, where he intends to impose a fine for negligence under paragraph (1), provide the person subject to a disposition of fine for negligence with an opportunity for stating his opinion orally or in writing with fixing a period of not less than 10 days. In this case, he shall deem it as non-existence of opinion, if no oral or written statement of opinion is presented within the specified period. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(3) In determining the amount of a fine for negligence, the Minister of Information and Communication shall take into account the motivation of the offence and the consequences thereof. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(4) Collection procedures for a fine for negligence shall be determined by the Ordinance of Ministry of Information and Communication. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

ADDENDA

Article 1 (Enforcement Date)

This Decree shall enter into force on the date of its promulgation.

Article 2 (Contents of Restructuring)

The number of key communications business operators, their business areas and scopes of business under Article 7 in Addenda of the Act shall be as follows:

1. Operations of local telephone business from among the general telecommunications business may be given to the Korea Telecommunication Corporation (hereinafter refer to as the “Corporation”) under the Telecommunication Corporation Act, and the international telephone business may be operated by the Corporation and a person deemed to have received a designation for a universal telecommunications service provider under Article 2 (2) of Addenda of the Act, and the long distance telephone business may be operated by one designated telecommunications service provider in addition to the Corporation; and

2. The mobile telephone business among the special communications businesses may be operated by one telecommunications business operator with a nation-wide business area who is additionally permitted, and the special telecommunications business other than the mobile telephone business (excluding the minor business under the proviso of Article 16 (2) of the Act) may be operated by less than two telecommunications business operators who are additionally permitted by telecommunications service provided or by service area.

Article 3 Omitted.

ADDENDA <Presidential Decree No. 13935, Jul. 23, 1993>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Transitional Measures on Registration of Value-Added Communications Business) In case where the Information and Communication Promotion Association receives an application for the registration of the value-added communications business under the previous provisions at the time when this Decree enters into force, it shall send a registration application along with accompanying documents to the chief of the competent Communication Office.

ADDENDUM <Presidential Decree No. 14572, Apr. 6, 1995>

This Decree shall enter into force on April 6, 1995.

ADDENDUM <Presidential Decree No. 15283. Feb. 22, 1997>

This Decree shall enter into force on the date of its promulgation.

ADDENDA <Presidential Decree No. 15328, Mar. 31, 1997>

Article 1 (Enforcement Date)

This Decree shall enter into force on April 1, 1997.

Articles 2 through 5 Omitted.

ADDENDUM <Presidential Decree No. 15579, Dec. 31, 1997>

This Decree shall enter into force on January 1, 1998.

ADDENDUM <Presidential Decree No. 16186, Mar. 17, 1999>

This Decree shall enter into force on the date of its promulgation.

ADDENDUM <Presidential Decree No. 16424, Jun. 30, 1999>

This Decree shall enter into force on July 1, 1999.

ADDENDA <Presidential Decree No. 16751, Mar. 13, 2000>

Article 1 (Enforcement Date)

This Decree shall enter into force on March 13, 2000. (Proviso Omitted.)

Articles 2 through 10 Omitted.

ADDENDUM <Presidential Decree No. 16774, Apr. 1, 2000>

This Decree shall enter into force on April 1, 2000.

ADDENDUM <Presidential Decree No. 17237, Jun. 12, 2001>

This Decree shall enter into force on the date of its promulgation.

ADDENDA <Presidential Decree No. 18006, Jun. 23, 2003>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) Omitted.

ADDENDA <Presidential Decree No. 18223, Jan. 13, 2004>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Term of Validity) The amended provisions of the latter part of Article 2-4 (1) shall be effective for three years from the date of the enforcement of this Decree.

ADDENDA <Presidential Decree No. 18309, Mar. 9, 2004>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Specific Example regarding Combined Sale) The amended provisions of paragraph (IV) 6 of the attached Table 1 shall apply limited to the telecommunications services of the key communications business operators (including the specific communications business or value-added communications business operated by the key communications business operators) from the date on which three years passes after the enforcement of this Decree.

ADDENDUM <Presidential Decree No. 18388, May 10, 2004>

This Decree shall enter into force on the date of its promulgation.

ADDENDUM <Presidential Decree No. 19684, Sep. 22, 2006>

This Decree shall enter into force on the date of its promulgation.

ADDENDUM <Presidential Decree No. 19934, Mar. 16, 2007>

(1) (Enforcement Date) This Decree shall enter into force 3 months after the date of its promulgation.

(2) (Imposition of Penalty) The imposition of penalty activities committed prior to the enforcement date of this Decree shall be subject to previous provisions.

Appendix 1. Types and Standards of Prohibited Acts [as per Article 10-5]

Appendix 1-2 Period of Implementing Orders to Take Corrective Measures [as per Article 12(2)

Appendix 2 Offenses Subject to Imposition of Penalty Surcharge, and the Maximum Amount of Penalty Surcharge, etc. [as per Article 13(1)]

Appendix 3 Offenses Subject to Imposition of Penalty Surcharge, and the Amount of Penalty Surcharge, etc. [as per Article 21(1)]